FOR IMMEDIATE RELEASE                     Contact:    Timothy N. Jenson
                                                      Chief Executive Officer
                                                      (310) 615-6850


                   MERISEL ANNOUNCES RECEIPT OF NASDAQ NOTICE

EL SEGUNDO, Calif. (October 4, 2004) -- Merisel, Inc. (Nasdaq:MSEL) today announced that it has received notification from the staff of The Nasdaq Stock Market (the "Staff") indicating that pursuant to Marketplace Rules 4300 and 4330(a)(3), Merisel's common stock will be delisted on October 12, 2004 unless the Company appeals the Staff's decision. The notice states that the Staff believes that the Company is not currently engaged in active business operations and is therefore, a "public shell". Marketplace Rules 4300 and 4330(a)(3) provide Nasdaq with discretionary authority to apply more stringent criteria for continued listing and terminate the inclusion of particular securities based on any event, condition or circumstance which occurs that makes continued listing inadvisable or unwarranted, even though the securities meet all enumerated criteria for continued inclusion in Nasdaq, or because Nasdaq deems it necessary to prevent fraudulent and manipulative acts or to protect investors and the public interest.

 The Company believes that continued listing of its common stock is consistent with the rules and standards of Nasdaq and has appealed the Nasdaq decision. The delisting action will be stayed pending the outcome of the appeal. There can be no assurance that the Company will be successful in its appeal and thereby maintain its listing on The Nasdaq National Market.

Merisel continues to pursue acquisition opportunities and expects to complete a transaction within the next several months. There can be no assurance, however, that the Company will complete an acquisition transaction.


Statements herein concerning future events and developments and the Company's expectations, beliefs, plans and estimates constitute forward-looking information that involves risks and uncertainties. Merisel's actual results could differ materially from those indicated by the forward-looking information. Among the factors that could impact actual results are demand trends, competitive issues, inventory risks, changes in technologies, changes in manufacturer or customer terms and conditions, and other items detailed in the Company's SEC filings.

Visit Merisel at www.merisel.com.

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